EXHIBIT 99.1

Norwegian Cruise Line Reports Financial Results for the Second Quarter 2014

100% Increase in Adjusted Earnings Per Share to $0.58

MIAMI, July 28, 2014 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) (Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter ended June 30, 2014, and provided guidance for the third quarter and full year 2014.

Second Quarter Highlights

  Adjusted EPS improvement to $0.58 from $0.29 in 2013
  Net Yield increase of 3.3%
  Revenue increase of 18.9% to $765.9 million
  Adjusted EBITDA increase of 44.0% to $219.4 million

Second Quarter Results

"This quarter marks the first full quarter with both Breakaway-class ships in operation," said Kevin Sheehan, president and chief executive officer of Norwegian Cruise Line. "Along with Norwegian Epic, these newer, premium, earnings-rich ships now comprise a little over a third of our capacity and contributed to the doubling of earnings in the quarter" continued Sheehan.

For the second quarter of 2014, the Company reported Adjusted EPS of $0.58, on Adjusted Net Income of $121.1 million, compared to $0.29 for the same period in 2013. On a GAAP basis, diluted earnings per share and net income were $0.54 and $111.6 million, respectively.

Net Revenue in the period increased 23.6% to $595.7 million driven by a 19.6% increase in Capacity Days and a 3.3% improvement in Net Yield (3.0% on a Constant Currency basis). The increase in Capacity Days was primarily from the addition of Norwegian Getaway and Norwegian Breakaway to the fleet in January 2014 and April 2013, respectively, and was partially offset by the planned dry-dock of Norwegian Jewel. The Net Yield improvement was due to higher Occupancy Percentage, higher onboard and other revenue and benefits from initiatives to reduce our cost of sales. Revenue for the period increased to $765.9 million from $644.4 million in 2013.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day decreased 2.3% (2.7% on a Constant Currency basis). The Company's fuel price per metric ton, net of hedges, was $622 compared to $686 in 2013. Fuel consumption per Capacity Day in the quarter decreased 5.1%.

Interest expense, net was $31.9 million for the quarter. Interest expense, net in the same period in 2013 was $103.7 million which included $70.1 million of charges related to the refinancing of certain credit facilities and the redemption of certain of the Company's senior unsecured notes. Excluding these charges, Adjusted Interest Expense, net was $33.6 million in 2013.

2014 Guidance and Sensitivities

In addition to the results for the second quarter, the Company also provided the following guidance for the third quarter and full year 2014, along with accompanying sensitivities.

"We are pleased to reiterate full year earnings guidance given the current promotional environment," said Sheehan. "We are taking advantage of opportunities to strategically invest in initiatives to increase brand awareness and enhance the guest experience to drive long term returns."

(In thousands except per share data)	Third Quarter 2014		Full Year 2014
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	2.25 - 2.75%	2.25 - 2.75%	3.0 - 3.5%	3.0 - 3.5%
Adjusted Net Cruise Cost	2.0 - 3.0%	2.0 - 3.0%	Flat to Slightly Up	Flat to Slightly Up
Excluding Fuel per Capacity Day (1)
Adjusted EPS	$1.05 to $1.10		$2.20 to $2.35
Depreciation and amortization	$62 to $67 million		$250 to $255 million
Interest Expense, net	$32 to $36 million		$130 to $135 million
Effect on Adjusted EPS of a	$0.03		$0.06
1% change in Net Yield (2)

(1) Full year includes three Dry-docks
(2) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2014	Full Year 2014
Fuel consumption in metric tons	125,000	502,000
Fuel price per metric ton, net of hedges	$650	$635
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.03

As of June 30, 2014, the Company had hedged approximately 76%, 59%, and 37% of its remaining 2014, 2015 and 2016 projected metric tons of fuel purchases, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements and ship construction contracts. As of June 30, 2014 anticipated capital expenditures together with amounts for ship construction and related export credit financing were as follows (in thousands, based on the euro/U.S. dollar exchange rate as of June 30, 2014):

	Remaining Quarters	Full Year
	2014	2014	2015	2016
Ship construction	$ 77,234	$ 810,496	$ 975,971	$ 116,463
Ship financing	(45,898)	(706,328)	(771,021)	(45,898)
Ship construction net of financing	$ 31,336	$ 104,168	$ 204,950	$ 70,565
Business Enhancement Capital Expenditures, including ROI Capital Expenditures (1) (2) (3)	$ 56,000	$ 98,000	$ 83,000	$ 90,000
Incremental ROI Capital Expenditures for exhaust gas scrubbers	$ 20,000	$ 27,000	$ 27,000	$ 10,000

(1) Remaining Quarters and Full Year 2014 include $29 million and $44 million in ROI Capital Expenditures, respectively.
(2) Remaining Quarters and Full Year 2014, 2015 and 2016 exclude amounts for exhaust gas scrubbers.
(3) Remaining Quarters and Full Year 2014 and 2015 include investment for development of the Company's future cruise destination in Belize.

Company Updates and Other Business Highlights

The Company recently announced an order for two Breakaway Plus-class ships with export credit financing in place. The contract price for the 164,600 gross ton, 4,200-berth vessels is euro 1.6 billion, with deliveries scheduled for spring 2018 and fall 2019. This latest order brings the total number of newbuilds under contract with Meyer Werft to four, with Norwegian Escape scheduled for delivery in October 2015.

In April, the Company announced the authorization by its Board of Directors of a three-year, $500 million share repurchase program. During the second quarter, the Company repurchased approximately 2.4 million shares at an average price of $33.02 per share under this program.

In May, the Company announced Norwegian NEXT, a two-year, $250 million investment in "new enhancements, experiences and transformations" across the fleet. The program is aimed at elevating the guest experience through ship revitalizations, enhanced dining and beverage programs, enriched entertainment and destination experiences and technological advances. The program also includes initiatives aimed at reducing the Company's impact on the environment, including the installation of exhaust gas scrubbers on six of the Company's current ships and all four of its upcoming newbuilds.   Fleetwide enhancements to the dining program include new menus with expanded offerings in complimentary dining venues, the rollout of the popular O'Sheehan's Neighborhood Bar & Grill and Moderno Churrascaria concepts and the addition of Carlo's Bake Shop treats to cafes across the fleet. Beverage program enhancements include a new wine list developed in partnership with the Michael Mondavi Family, destination-specific cocktail menus created by the James Beard Award-nominated mixologists at Bar Lab and the expansion of the Sugarcane Mojito Bar concept. Regarding entertainment, the Company's new, state-of-the-art rehearsal facility, Norwegian Creative Studios, will be the source for new production shows while the Company expands its Nickelodeon family offerings to include new activities and dining experiences with one's favorite characters. Investments in technology include an enhanced pre-cruise booking experience and interactive digital displays positioned in strategic locations throughout every ship allowing guests to reserve dining, shore excursions and other activities. The Company is also investing in improvements to its private island in the Bahamas, Great Stirrup Cay, with new venues such as the Bacardi Bar while construction continues on its upcoming eco-friendly western Caribbean destination in Belize, Harvest Caye.

Conference Call

The Company has scheduled a conference call for Tuesday, July 29, 2014 at 11:00 a.m. EDT to discuss second quarter 2014 results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 13 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" for the sixth consecutive year, as well as "Caribbean's Leading Cruise Line" and "World's Leading Large Ship Cruise Line" by the World Travel Awards.

The Company recently took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Getaway on January 10, 2014. The largest ship to homeport year-round in Miami, Norwegian Getaway boasts 28 dining options, including seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian and a branch of Carlo's Bake Shop by Buddy Valastro, star of the TLC series "Cake Boss." The entertainment lineup includes Broadway shows Legally Blonde and Burn the Floor and a unique magical theatrical experience, the Illusionarium. Norwegian Getaway's sister ship, Norwegian Breakaway, was named "Best New Ship of 2013" by the editors of Cruise Critic and "Best Rookie Cruise Ship" by the readers of Travel Weekly. Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city. The Company currently has four vessels on order with Meyer Werft for delivery in fall 2015, spring 2017, spring 2018 and fall 2019.

Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, The New York Knicks, Blue Man Group and Legends in Concert; and the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784), or visit www.ncl.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense, net. Interest expense, net adjusted for supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Business Enhancement Capital Expenditures. Capital expenditures other than those related to new ship construction and ROI Capital Expenditures.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consummated on January 24, 2013.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

ROI Capital Expenditures. Comprised of project-based capital expenditures which have a quantified return on investment.

Secondary Offering. Public offering in March 2014 resulting in the sale of 15,000,000 ordinary shares of NCLH by the Selling Shareholders.

Selling Shareholders. The Apollo Funds and Star NCLC Holdings Ltd. Genting HK owns NCLH's ordinary shares indirectly through Star NCLC, its wholly-owned subsidiary.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and earnings per share excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the adverse impact of general economic conditions and related factors such as high levels of unemployment and underemployment, fuel price increases, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives which could affect our ability to compete effectively; negative publicity surrounding the cruise industry; changes in fuel prices and/or other cruise operating costs; the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates; the continued borrowing availability under our credit facilities and compliance with our financial covenants; our substantial indebtedness, including the inability to generate the necessary amount of cash to service our existing debt, and to repay our credit facilities; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel such as terrorist acts, acts of piracy, armed conflict and other international events; the impact of any future changes relating to how external distribution channels sell and market our cruises; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of delays, costs and other factors resulting from emergency ship repairs as well as scheduled repairs, maintenance and refurbishment of our ships; the delivery schedules and estimated costs of new ships on terms that are favorable or consistent with our expectations; the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards; the impact of the spread of epidemics and viral outbreaks; the uncertain political environment in countries where we operate; the impact of weather and natural disasters; accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises; the impact of pending or threatened litigation and investigations; our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations; the impact of any breaches in data security or other disturbances to our information technology and other networks; the impact of amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; our ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work; changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate; increases in our future fuel costs related to implementing IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenue
Passenger ticket	$ 538,059	$ 457,619	$ 996,549	$ 816,547
Onboard and other	227,868	186,814	433,406	355,517
Total revenue	765,927	644,433	1,429,955	1,172,064
Cruise operating expense
Commissions, transportation and other	114,712	112,985	231,522	207,564
Onboard and other	55,467	49,316	103,391	91,687
Payroll and related	106,352	82,809	205,418	156,848
Fuel	77,832	75,582	156,872	148,080
Food	42,734	33,674	80,417	63,636
Other	73,699	66,713	139,086	115,953
Total cruise operating expense	470,796	421,079	916,706	783,768
Other operating expense
Marketing, general and administrative	83,084	74,111	166,473	159,317
Depreciation and amortization	63,459	53,854	125,099	102,602
Total other operating expense	146,543	127,965	291,572	261,919
Operating income	148,588	95,389	221,677	126,377
Non-operating income (expense)
Interest expense, net	(31,860)	(103,686)	(63,032)	(231,342)
Other income (expense)	(325)	429	63	1,794
Total non-operating income (expense)	(32,185)	(103,257)	(62,969)	(229,548)
Net income (loss) before income taxes	116,403	(7,868)	158,708	(103,171)
Income tax benefit (expense)	(3,124)	(1,047)	6,263	(3,244)
Net income (loss)	113,279	(8,915)	164,971	(106,415)
Net income (loss) attributable to non-controlling interest	1,663	(74)	2,088	(1,179)
Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 111,616	$ (8,841)	$ 162,883	$ (105,236)

Weighted-average shares outstanding
Basic	204,965,718	203,997,492	205,063,870	201,189,562
Diluted	210,472,991	203,997,492	210,742,655	201,189,562

Earnings (loss) per share
Basic	$ 0.54	$ (0.04)	$ 0.79	$ (0.52)
Diluted	$ 0.54	$ (0.04)	$ 0.78	$ (0.52)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net income (loss)	$ 113,279	$ (8,915)	$164,971	$(106,415)
Other comprehensive income (loss):
Shipboard Retirement Plan	95	117	189	234
Cash flow hedges:
Net unrealized income (loss) (1)	8,797	(9,064)	(6,559)	(28,620)
Amount realized and reclassified into earnings (2)	(147)	(236)	6	(2,011)
Total other comprehensive income (loss)	8,745	(9,183)	(6,364)	(30,397)
Total comprehensive income (loss)	122,024	(18,098)	158,607	(136,812)
Comprehensive income (loss) attributable to non-controlling interest	1,757	(193)	2,045	(1,788)
Total comprehensive income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 120,267	$ (17,905)	$156,562	$(135,024)

(1) Net of a deferred tax benefit of $657 and $797 for the three and six months ended June 30, 2013, respectively.
(2) Net of a deferred tax expense of $12 and $73 for the three and six months ended June 30, 2013, respectively.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 63,483	$ 56,467
Accounts receivable, net	27,145	18,260
Inventories	52,566	43,715
Prepaid expenses and other assets	67,030	64,482
Total current assets	210,224	182,924

Property and equipment, net	6,305,328	5,647,670
Goodwill and tradenames	611,330	611,330
Other long-term assets	187,921	209,054
Total assets	$ 7,314,803	$ 6,650,978
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 372,911	$ 286,575
Accounts payable	102,755	86,788
Accrued expenses and other liabilities	256,569	253,752
Due to affiliate	37,026	36,544
Advance ticket sales	610,639	411,829
Total current liabilities	1,379,900	1,075,488
Long-term debt	3,129,337	2,841,214
Due to affiliate	36,880	55,128
Other long-term liabilities	53,905	47,882
Total liabilities	4,600,022	4,019,712
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 205,685,491 and 205,160,340 shares issued at June 30, 2014 and December 31, 2013, respectively	205	205
Additional paid-in capital	2,817,605	2,822,864
Accumulated other comprehensive income (loss)	(23,011)	(16,690)
Retained earnings (deficit)	(34,588)	(197,471)
Treasury shares (2,397,294 ordinary shares at cost)	(79,155)	--
Total shareholders' equity controlling interest	2,681,056	2,608,908
Non-controlling interest	33,725	22,358
Total shareholders' equity	2,714,781	2,631,266
Total liabilities and shareholders' equity	$ 7,314,803	$ 6,650,978

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash flows from operating activities
Net income (loss)	$ 164,971	$ (106,415)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	141,228	115,946
Gain on derivatives	(62)	(270)
Deferred income taxes, net	2,786	2,968
Write-off of deferred financing fees	--	36,357
Share-based compensation expense	5,079	19,356
Changes in operating assets and liabilities:
Accounts receivable, net	(8,885)	(1,308)
Inventories	(8,851)	(5,748)
Prepaid expenses and other assets	(8,943)	961
Accounts payable	15,967	17,974
Accrued expenses and other liabilities	20,905	(14,909)
Advance ticket sales	194,913	187,868
Net cash provided by operating activities	519,108	252,780
Cash flows from investing activities
Additions to property and equipment	(787,566)	(759,020)
Net cash used in investing activities	(787,566)	(759,020)
Cash flows from financing activities
Repayments of long-term debt	(540,237)	(2,081,520)
Repayments to Affiliate	(18,521)	(98,171)
Proceeds from long-term debt	914,545	2,289,253
Proceeds from the issuance of ordinary shares, net	--	473,017
Proceeds from the exercise of share options	2,158	--
Purchases of treasury shares	(79,155)	--
NCLC partnership tax distributions	(3,115)	--
Other	(201)	(38,999)
Net cash provided by financing activities	275,474	543,580
Net increase in cash and cash equivalents	7,016	37,340
Cash and cash equivalents at beginning of the period	56,467	45,500
Cash and cash equivalents at end of the period	$ 63,483	$ 82,840

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2014	2013	2014	2013

Passengers carried		482,837	405,646	990,109	773,656
Passenger Cruise Days		3,394,649	2,763,358	6,470,051	5,291,550
Capacity Days		3,074,415	2,569,525	5,970,399	4,920,824
Occupancy Percentage		110.4%	107.5%	108.4%	107.5%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2014			2014
		Constant			Constant
	2014	Currency	2013	2014	Currency	2013

Passenger ticket revenue	$ 538,059	$ 536,242	$ 457,619	$ 996,549	$ 995,968	$ 816,547
Onboard and other revenue	227,868	228,003	186,814	433,406	433,605	355,517
Total revenue	765,927	764,245	644,433	1,429,955	1,429,573	1,172,064
Less:
Commissions, transportation and other expense	114,712	114,244	112,985	231,522	231,358	207,564
Onboard and other expense	55,467	55,601	49,316	103,391	103,589	91,687
Net Revenue	$ 595,748	$ 594,400	$ 482,132	$ 1,095,042	$1,094,626	$ 872,813

Capacity Days	3,074,415	3,074,415	2,569,525	5,970,399	5,970,399	4,920,824

Gross Yield	$ 249.13	$ 248.58	$ 250.80	$ 239.51	$ 239.44	$ 238.18
Net Yield	$ 193.78	$ 193.34	$ 187.63	$ 183.41	$ 183.34	$ 177.37

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2014			2014
		Constant			Constant
	2014	Currency	2013	2014	Currency	2013
Total cruise operating expense	$ 470,796	$ 469,871	$ 421,079	$ 916,706	$ 915,696	$ 783,768
Marketing, general and administrative expense	83,084	82,603	74,111	166,473	165,630	159,317
Gross Cruise Cost	553,880	552,474	495,190	1,083,179	1,081,326	943,085
Less:
Commissions, transportation and other expense	114,712	114,244	112,985	231,522	231,358	207,564
Onboard and other expense	55,467	55,601	49,316	103,391	103,589	91,687
Net Cruise Cost	383,701	382,629	332,889	748,266	746,379	643,834
Less: Fuel expense	77,832	77,832	75,582	156,872	156,872	148,080
Net Cruise Cost Excluding Fuel	305,869	304,797	257,307	591,394	589,507	495,754
Less: Non-cash compensation	5,014	5,014	--	7,688	7,688	18,527
Secondary Offering expenses	--	--	--	1,877	1,877	--
Other (1)	2,331	2,331	1,923	2,331	2,331	1,923
Adjusted Net Cruise Cost Excluding Fuel	$ 298,524	$ 297,452	$ 255,384	$ 579,498	$ 577,611	$ 475,304

Capacity Days	3,074,415	3,074,415	2,569,525	5,970,399	5,970,399	4,920,824

Gross Cruise Cost per Capacity Day	$ 180.16	$ 179.70	$ 192.72	$ 181.42	$ 181.11	$ 191.65
Net Cruise Cost per Capacity Day	$ 124.80	$ 124.46	$ 129.55	$ 125.33	$ 125.01	$ 130.84
Net Cruise Cost Excluding Fuel per Capacity Day	$ 99.49	$ 99.14	$ 100.14	$ 99.05	$ 98.74	$ 100.75
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 97.10	$ 96.75	$ 99.39	$ 97.06	$ 96.75	$ 96.59

(1) Included in the three and six months ended June 30, 2014 and 2013 are expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013		2014	2013

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 111,616	$ (8,841)		$ 162,883	$ (105,236)
Net income (loss) attributable to non-controlling interest	1,663	(74)		2,088	(1,179)
Net income (loss)	113,279	(8,915)		164,971	(106,415)
Non-cash share-based compensation related to the IPO	--	--		--	18,527
Non-cash compensation	5,014	509		7,688	509
Taxes related to changes in corporate structure and debt prepayments, net (1)	511	(2,146)		(6,174)	(770)
Expenses related to Secondary Offering	--	--		1,877	--
Expenses related to debt prepayments (2)	--	70,068		--	160,573
Other (3)	2,331	700		2,331	700
Adjusted Net Income	$ 121,135	$ 60,216		$ 170,693	$ 73,124

Diluted weighted-average shares outstanding - Net income (loss)	210,472,991	203,997,492	(4)	210,742,655	201,189,562	(5)
Diluted weighted-average shares outstanding - Adjusted Net Income	210,472,991	210,726,281		210,742,655	207,514,700
Diluted earnings (loss) per share	$ 0.54	$ (0.04)		$ 0.78	$ (0.52)
Adjusted EPS	$ 0.58	$ 0.29		$ 0.81	$ 0.35

(1) The six months ended June 30, 2014 includes a tax benefit of $6.2 million from a change in estimate of tax provision associated with a change in our corporate entity structure. The six months ended June 30, 2013 includes a tax benefit related to the IPO and debt prepayments.
(2) The six months ended 2013 consists of premiums, write-offs of deferred fees and other expenses related to prepayments of debt.
(3) Included in the three and six months ended June 30, 2014 are expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim. Included in the three and six months ended June 30, 2013 are expenses associated with the tax restructuring.
(4) Due to a net loss, excludes 6,728,789 shares, as including these would be antidilutive.
(5) Due to a net loss, excludes 6,325,138 shares, as including these would be antidilutive.

EBITDA and Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013		2014	2013

Net income (loss) attributable to Norwegian Cruise Line Holdings Ltd.	$ 111,616	$ (8,841)		$ 162,883	$ (105,236)
Interest expense, net	31,860	103,686		63,032	231,342
Income tax (benefit) expense	3,124	1,047		(6,263)	3,244
Depreciation and amortization expense	63,459	53,854		125,099	102,602
EBITDA	210,059	149,746		344,751	231,952
Net income (loss) attributable to non-controlling interest	1,663	(74)		2,088	(1,179)
Other (income) expense	325	(429)		(63)	(1,794)
Non-cash compensation	5,014	1,444		7,688	2,726
Non-cash share-based compensation related to IPO	--	--		--	18,527
Expenses related to Secondary Offering	--	--		1,877	--
Other (1)	2,331	1,648		2,331	1,863
Adjusted EBITDA	$ 219,392	$ 152,335		$ 358,672	$ 252,095

(1) Included in the three and six months ended June 30, 2014 and 2013 are expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	June 30,	December 31,
	2014	2013
Long-term debt, net of current portion	$ 3,129,337	$ 2,841,214
Current portion of long-term	372,911	286,575
Total debt	3,502,248	3,127,789
Less: Cash and cash equivalents	63,483	56,467
Net Debt	3,438,765	3,071,322
Total shareholders' equity	2,714,781	2,631,266
Net Debt and shareholders' equity	$ 6,153,546	$ 5,702,588
Net Debt-to-Capital	55.9%	53.9%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Six Months Ended
	June 30,
	2014	2013

Net cash provided by operating activities	$ 519,108	$ 252,780
Less: Capital expenditures for ship construction	(731,682)	(701,242)
Less: Capital expenditures for business enhancements and other	(55,884)	(57,778)
Free Cash Flow	(268,458)	(506,240)
Proceeds from ship construction financing facilities	660,430	625,900
Fees related to debt prepayment	--	124,215
Adjusted Free Cash Flow	$ 391,972	$ 243,875
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

         Media Contact
         AnneMarie Mathews
         (305) 436-4799
         PublicRelations@ncl.com